UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2007

The Fashion House Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Colorado
(State of Other Jurisdiction Incorporation)

033-07075-LA	33-1079781
(Commission File No.)	(IRS Employer Identification No.)

6310 San Vicente Blvd., #330 Los Angeles, California 90048-5499
(Address of principal executive offices) (Zip Code)

(323) 939-3031
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

b)
On May 31, 2007, Fashion House Holdings, Inc. (the “Company”) and Michael P. McHugh mutually agreed to the termination of Mr. McHugh’s employment as Chief Financial Officer.   Mr. McHugh has served as the Company’s Chief Financial Officer since November 2005 and will pursue other business opportunities.

c)
Effective, June 1, 2007, the Company named Michael P. Robbins as Interim Chief Financial Officer. Mr. Robbins, age 50, will remain employed by Westrec Financial, Inc. (“WFI”) while serving as Interim Chief Financial Officer of the Company.   Westrec Capital Partners, LLC, a subsidiary of WFI, currently holds beneficial ownership of approximately 31% of Company’s common stock.  Mr. Robbins has served in various positions with WFI since 1987, most recently as Chief Financial Officer of Pinpoint Integrated Systems, LLC, a WFI affiliate that manufactures and sells high technology products to US and foreign militaries, including the US Special Operations Command. In addition, Mr. Robbins serves as Chief Financial Officer - Marina Operations for Westrec Marina Management, Inc., an affiliate of WFI that owns, manages and develops marina properties throughout the United States. From 1985 to 1987, Mr. Robbins was employed as controller of US Hotel Properties, Inc., a nationwide hotel chain.  From 1981 to 1985, Mr. Robbins practiced as a Certified Public Accountant in the audit department of Pannell Kerr Forster, an international accounting firm.  In 1981, Mr. Robbins received his Bachelor of Science degree in Business Administration from California State University, Northridge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FASHION HOUSE HOLDINGS, INC.

Date: June 13, 2007	By:	/s/ Michael P. Robbins
Michael P. Robbins
Interim Chief Financial Officer